Filed Pursuant to Rule 424(b)(7)

A filing fee of $42,982, calculated in accordance with

Rule 457(r), has been transmitted to the SEC in connection

with the offering of common stock pursuant to the registration statement

(File No. 333-179798) by means of this prospectus supplement.

Prospectus Supplement

(To prospectus dated February 29, 2012)

2,874,332 Shares

Common Stock

This prospectus supplement relates to the offer and sale of an aggregate of 2,874,332 shares of common stock of Mohawk Industries, Inc. by the selling stockholders listed under the heading “Selling Stockholders.” We sold these shares to certain of the selling stockholders on April 3, 2013 in a private transaction.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “MHK.” The last reported sales price of our common stock as reported on the NYSE on April 15, 2013 was $109.63 per share.

We will not receive any proceeds from the sale by the selling stockholders of shares of our common stock. The selling stockholders identified in this prospectus supplement may offer the shares from time to time through public or private transactions at market prices prevailing at the time of sale, at a fixed or fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. The timing and amount of any sale are within the sole discretion of the selling stockholders, subject to certain restrictions.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9 of our Annual Report on Form 10-K for the year ended December 31, 2012 and in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 16, 2013.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us, or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or the documents incorporated by reference.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

These offering materials consist of two documents and the information incorporated by reference in these two documents: this prospectus supplement, which describes the terms of the offering of our common stock, and the accompanying prospectus, which provides general information about us and our securities, including the terms of our common stock. You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with other information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with, updates or changes the information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus. In addition, the information in this prospectus supplement may add to, update or change the information previously filed with the SEC and incorporated by reference in this prospectus supplement and accordingly will supersede that information.

Unless otherwise specified, all references in this prospectus supplement to “Mohawk,” the “Company,” “we,” “us” and “our” are to Mohawk Industries, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

FORWARD-LOOKING STATEMENTS

Certain of the statements in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference in this prospectus supplement, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “could,” “should,” “believes,” “anticipates,” “forecast,” “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements. There may also be other risks that we are unable to predict at this time.

Except as required by law, we do not have any intention or obligation to update forward-looking statements to reflect new information, future events or risks or the eventual outcome of the facts underlying the forward-looking statements. New information, future events or risks may cause the forward-looking events we discuss in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference not to occur or to occur in a manner different from what we expect.

ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access, among other things, the registration statement containing this prospectus supplement (including the exhibits and schedules thereto).

The SEC rules allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the year ended December 31, 2012 (including the information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2013);

•	Our Current Reports on Form 8-K filed on January 28, 2013, January 30, 2013, January 31, 2013, February 21, 2013 and April 8, 2013; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 29, 1992.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.mohawkind.com. You can also request those documents from our Corporate Secretary at the following address:

160 South Industrial Boulevard

Calhoun, Georgia 30701

(706) 629-7721

Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus supplement.

iii

SUMMARY

The Offering

Selling Stockholders	Former holders of equity interests in Fintiles S.p.A. entitled to payments in connection with the Marazzi transaction described below and their transferees specified herein. See “Selling Stockholders” for more information.

Common Stock offered by Selling Stockholders	2,874,332 shares (from time to time)

Use of Proceeds	We will not receive any proceeds from the sale of any common stock offered under this prospectus supplement and the accompanying prospectus.

New York Stock Exchange Symbol	MHK

Risk Factors	See sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our 2012 Form 10-K, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of matters you should carefully consider before deciding to invest in our common stock.

The Marazzi Transaction

This prospectus supplement relates to up to 2,874,332 shares of our common stock that may be offered for sale from time to time by the selling stockholders described herein. The shares covered by this prospectus were sold to certain of the selling stockholders in a private placement conducted in connection with our acquisition of all of the outstanding stock of Fintiles S.p.A. (“Fintiles”) on April 3, 2013. In connection with this acquisition, the shares covered by this prospectus were partial payment of the purchase price to the former holders of equity securities of Fintiles. We refer to this transaction as the Marazzi transaction.

Plan of Distribution

The selling stockholders may sell the securities through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See “Plan of Distribution” for more information. The selling stockholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling stockholders will actually sell these shares of common stock.

USE OF PROCEEDS

We will incur expenses relating to registering the common stock, but we will not receive any of the proceeds of the sale by the selling stockholders of the common stock covered by this prospectus supplement and the accompanying prospectus. The selling stockholders will receive all of the net proceeds for sales of shares of our common stock offered by this prospectus supplement and the accompanying prospectus.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus supplement and the accompanying prospectus. When we refer to “selling stockholders” in this prospectus supplement, we mean the group of persons listed in the table below. The selling stockholders acquired the shares covered by this prospectus supplement and the accompanying prospectus in connection with the closing of the Marazzi transaction. The following table sets forth certain information required under the regulations of the Securities Act regarding the selling stockholders, including the number of shares of common stock that such selling stockholders may offer pursuant to this prospectus supplement and the accompanying prospectus.

Based on the information provided to us by each of the selling stockholders and as of the date the same was provided to us, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates, and we are advised that none of the selling stockholders is or was affiliated with registered broker-dealers.

Assuming that the selling stockholders sell all of the shares of our common stock set forth below in the column entitled “Common Stock Beneficially Owned Prior to this Offering” and do not acquire any additional shares during the offering, each selling stockholder will not own any shares other than those appearing in the column entitled “Common Stock to be Owned After the Offering.” We cannot advise you as to whether the selling stockholders will sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Name	Common Stock Beneficially Owned Prior to this Offering	Percentage of Common Stock Owned Prior to this Offering	Common Stock Offered Hereby(1)	Common Stock to be Owned After the Offering(1)	Percentage of Common Stock Owned After the Offering(1)

Finceramica S.p.A. (2)	1,465,909	2.0%	1,465,909	--	--

LuxELIT S.à r.l. (3)	1,408,423	1.9%	1,408,423	--	--

P4 Sub L.P. 1 (4)	207,655	0.3%	207,655	--	--

Permira IV L.P. 2 (5)	838,983	1.2%	838,983	--	--

Permira Investments Limited (6)	16,894	*	16,894	--	--

P4 Co-Investment L.P. (7)	4,796	*	4,796	--	--

Private Equity Partners Fund IV (8)	202,222	0.3%	202,222	--	--

Private Equity Partners SpA (9)	6,254	*	6,254	--	--

Simon Fiduciaria S.p.A. (10)	131,619	0.2%	131,619	--	--

Rosaria Marazzi (11)	724,892	1.0%	724,892	--	--

Carolina Marazzi (12)	741,017	1.0%	741,017	--	--

*	Denotes ownership of less than 0.1%.

(1) Assumes that the selling stockholder(s) will sell all shares of common stock offered under this prospectus.

(2) Finceramica S.p.A. is an Italian corporation and is approximately 49.45% owned by Rosaria Marazzi and 50.55% owned by Carolina Marazzi. Emanuela Marazzi Verlicchi has certain rights over a number of common shares of Finceramica S.p.A. owned by Carolina Marazzi, which represent 33.33% of the total number of common shares of Finceramica S.p.A. Each individual is a beneficial owner of the common shares owned by Finceramica S.p.A. by virtue of their direct or indirect ownership of 100% of the equity interest and/or voting control of Finceramica S.p.A.

(3) LuxELIT S.à r.l. is a Luxembourg limited liability company and is approximately owned as follows: (i) 14.36% owned by Private Equity Partners Fund IV, a closed-end reserved fund incorporated under Italian law, whose manager is Private Equity Partners SGR S.p.A.; (ii) 0.44% owned by Private Equity Partners S.p.A., a company incorporated under Italian law; (iii) 9.35% owned by Simon Fiduciaria S.p.A., a company incorporated under Italian law; (iv) 14.74% owned by P4 Sub L.P. 1 (“P4 Sub 1”), whose manager is Permira IV Managers L.P.; (v) 59.57% owned by Permira IV L.P. 2 (“P IV 2”), whose manager is Permira IV Managers L.P.; (vi) 1.20% owned by Permira Investments Limited (“PIL”); (vii) 0.34% owned by P4 Co-Investment L.P. (“P4 Co-Investment” and, together with P4 Sub 1, P IV 2 and PIL, the “Permira Funds”), whose general partner is Permira IV G.P. L.P. P4 Sub 1 and P IV 2 are together known as “Permira IV.”

Private Equity Partners SGR S.p.A., which is indirectly controlled by Fabio Sattin and Giovanni Campolo through Private Equity Partners S.p.A., may be deemed to have voting and disposition power over the shares owned by Private Equity Partners Fund IV by virtue of being manager of the fund. Private Equity Partners S.p.A. is owned by Fabio Sattin and Giovanni Campolo, each of whom as both directors and shareholders of Private Equity Partners S.p.A. may be deemed to have beneficial ownership with respect to the shares held by Private Equity Partners S.p.A.

Carolina Marazzi and Emanuela Marazzi Verlicchi hold voting and dispositive power over the shares held by Simon Fiduciaria S.p.A.

Permira IV Managers L.P. may be deemed to have investment and voting powers with respect to the shares owned by the Permira Funds by virtue of being manager of Permira IV and by virtue of co-investment arrangements between the entities comprising the Permira Funds. Nigel Carey, Paul Cutts, Thomas Lister and Peter Gibbs are directors of Permira IV Managers Limited, the general partner of Permira IV Managers L.P., and as such, may be deemed to have beneficial ownership with respect to the common shares held or controlled by the Permira Funds, but each of them disclaims beneficial ownership.

(4) Through its holdings in LuxELIT S.à r.l., P4 Sub L.P. 1 is the beneficial owner of 14.74% of the shares of common stock held by LuxELIT S.à r.l., or 207,655 shares of common stock. To the extent such shares are distributed, the selling stockholder shall be entitled to sell its shares hereunder and shall become a party to a lock-up agreement pursuant to which the selling stockholder agrees not to dispose of any shares of common stock until July 2, 2013 with respect to fifty percent of the shares held, and until September 30, 2013 with respect to the remaining fifty percent, subject to certain exceptions contained in the lock-up agreement.

(5) Through its holdings in LuxELIT S.à r.l., Permira IV L.P. 2 is the beneficial owner of 59.57% of the shares of common stock held by LuxELIT S.à r.l., or 838,983 shares of common stock. To the extent such shares are distributed, the selling stockholder shall be entitled to sell its shares hereunder and shall become a party to a lock-up agreement pursuant to which the selling stockholder agrees not to dispose of any shares of common stock until July 2, 2013 with respect to fifty percent of the shares held, and until September 30, 2013 with respect to the remaining fifty percent, subject to certain exceptions contained in the lock-up agreement.

(6) Through its holdings in LuxELIT S.à r.l., Permira Investments Limited is the beneficial owner of 1.20% of the shares of common stock held by LuxELIT S.à r.l., or 16,894 shares of common stock. To the extent such shares are distributed, the selling stockholder shall be entitled to sell its shares hereunder and shall become a party to a lock-up agreement pursuant to which the selling stockholder agrees not to dispose of any shares of common stock until July 2, 2013 with respect to fifty percent of the shares held, and until September 30, 2013 with respect to the remaining fifty percent, subject to certain exceptions contained in the lock-up agreement.

(7) Through its holdings in LuxELIT S.à r.l., P4 Co-Investment L.P. is the beneficial owner of 0.34% of the shares of common stock held by LuxELIT S.à r.l., or 4,796 shares of common stock. To the extent such shares are distributed, the selling stockholder shall be entitled to sell its shares hereunder and shall become a party to a lock-up agreement pursuant to which the selling stockholder agrees not to dispose of any shares of common stock until July 2, 2013 with respect to fifty percent of the shares held, and until September 30, 2013 with respect to the remaining fifty percent, subject to certain exceptions contained in the lock-up agreement.

(8) Through its holdings in LuxELIT S.à r.l., Private Equity Partners Fund IV is the beneficial owner of 14.36% of the shares of common stock held by LuxELIT S.à r.l., or 202,222 shares of common stock. To the extent such shares are distributed, the selling stockholder shall be entitled to sell its shares hereunder.

(9) Through its holdings in LuxELIT S.à r.l., Private Equity Partners SpA is the beneficial owner of 0.44% of the shares of common stock held by LuxELIT S.à r.l., or 6,254 shares of common stock. To the extent such shares are distributed, the selling stockholder shall be entitled to sell its shares hereunder.

(10) Through its holdings in LuxELIT S.à r.l., Simon Fiduciaria S.p.A. is the beneficial owner of 9.35% of the shares of common stock held by LuxELIT S.à r.l., or 131,619 shares of common stock. To the extent such shares are distributed, the selling stockholder shall be entitled to sell its shares hereunder and shall become a party to a lock-up agreement pursuant to which the selling stockholder agrees not to dispose of any shares of common stock until July 2, 2013 with respect to fifty percent of the shares held, and until September 30, 2013 with respect to the remaining fifty percent, subject to certain exceptions contained in the lock-up agreement.

(11) Through her holdings in Finceramica S.p.A, Rosaria Marazzi is the beneficial owner of 49.45% of the shares of common stock held by Finceramica S.p.A, or 724,892 shares of common stock. To the extent such shares are distributed, the selling stockholder shall be entitled to sell her shares hereunder and shall become a party to a lock-up agreement pursuant to which the selling stockholder agrees not to dispose of any shares of common stock until July 2, 2013 with respect to fifty percent of the shares held, and until September 30, 2013 with respect to the remaining fifty percent, subject to certain exceptions contained in the lock-up agreement.

(12) Through her holdings in Finceramica S.p.A, Carolina Marazzi is the beneficial owner of 50.55% of the shares of common stock held by Finceramica S.p.A, or 741,017 shares of common stock. Emanuela Marazzi Verlicchi has certain rights over a number of common shares of Finceramica S.p.A. owned by Carolina Marazzi, which represent 33.33% of the total number of common shares of Finceramica S.p.A. To the extent such shares are distributed, the selling stockholder shall be entitled to sell her shares hereunder and shall become a party to a lock-up agreement pursuant to which the selling stockholder agrees not to dispose of any shares of common stock until July 2, 2013 with respect to fifty percent of the shares held, and until September 30, 2013 with respect to the remaining fifty percent, subject to certain exceptions contained in the lock-up agreement.

PLAN OF DISTRIBUTION

The shares of common stock offered pursuant to this prospectus supplement and accompanying prospectus may be sold from time to time by the selling stockholders described herein in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The shares of common stock may be sold in one or more of the following transactions (which sales may include cross sales or block transactions):

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	in private transactions;

•	through options; or

•	a combination of any of the above transactions.

The selling stockholders may also engage in short sales against the box, puts and calls, writing options, hedging transactions and other transactions in our securities or derivatives of our securities and may sell or deliver the shares of our common stock registered pursuant to this prospectus supplement in connection with these trades as permitted by applicable law, including, without limitation, delivering such shares to a lender in satisfaction of all or part of stock borrowed from such lender in connection with a short sale. The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock registered pursuant to this prospectus supplement owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus supplement. Certain of the selling stockholders are parties to a lock-up agreement pursuant to which they have agreed to not effect any transfer, sale or distribution, or make any short sale of, or loan of any of the shares of common stock offered hereby until the expiration of the lock-up agreement, which shall occur on July 2, 2013 with respect to fifty percent of the shares of common stock held by such selling stockholders, and on September 30, 2013 with respect to the remaining shares of common stock, subject to certain exceptions contained in the lock-up agreement.

If required, we will distribute a supplement to this prospectus supplement and accompanying prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed to be paid to broker/dealers.

The shares of common stock described in this prospectus supplement and accompanying prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker/dealers or agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any profits on the resale of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

Any shares covered by this prospectus supplement and the accompanying prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus supplement and the accompanying prospectus. The selling stockholders, in their discretion, may elect not to sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus supplement and accompanying prospectus.

To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

All expenses of this registration will be paid by the Company. These expenses include the SEC’s filing fees and fees under any state securities or blue sky laws. The selling stockholders will pay all discounts and selling commissions, if any.

EXPERTS

The consolidated financial statements of Mohawk Industries, Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated by reference in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the reports of KPMG LLP, independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Mohawk Industries, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

From time to time, we may offer to sell common stock, preferred stock (which we may issue in one or more series), debt securities (which we may issue in one or more series), warrants and purchase contracts, as well as units that include any of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “MHK”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus that contains specific information about the offering and the terms of the securities.

You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 29, 2012.

	Page		Page
Important Information About This Prospectus	1	Description of Debt Securities	6
Available Information	1	Description of Warrants	11
Incorporation of Certain Information by Reference	2	Description of Purchase Contracts or Units	12
Special Note on Forward Looking Statements and Risk Factors	2	Legal Ownership and Book-Entry Issuance	12
Company Summary	4	Ratio of Earnings to Fixed Charges	14
Description of Securities We May Offer	5	Use of Proceeds	14
Description of Common Stock	5	Validity of the Securities	14
Description of Preferred Stock	5	Experts	14

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. No person is authorized to give any information or represent anything not contained in this prospectus or any prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. We urge you to read this prospectus, any accompanying prospectus supplement and other offering material together with additional information described under the heading “Incorporation of Certain Information By Reference.”

In this prospectus, we refer to common stock, preferred stock, debt securities, warrants, purchase contracts and units collectively as the “securities.” The terms “we,” “our,” “ours” and “us” refer to Mohawk Industries, Inc. and our consolidated subsidiaries, except that in the discussion of the capital stock and related matters, these terms refer solely to Mohawk Industries, Inc. and not to any of its subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Current Report on Form 8-K filed with the SEC on January 20, 2012;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on January 29, 1992; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of the applicable offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.mohawkind.com. You can also request those documents from our Corporate Secretary at the following address:

160 South Industrial Boulevard

Calhoun, Georgia 30701

(706) 629-7721

Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS AND RISK FACTORS

Certain of the statements in this prospectus and the other documents incorporated by reference in this prospectus, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

We do not have any intention or obligation to update forward-looking statements to reflect new information, future events or risks or the eventual outcome of the facts underlying the forward-looking statements. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur or to occur in a manner different from what we expect.

The risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and as updated in any future filings with the SEC, could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time.

COMPANY SUMMARY

Mohawk Industries, Inc. (“Mohawk” or the “Company”), a term which includes the Company and its subsidiaries, including its primary operating subsidiaries, Mohawk Carpet, LLC, Dal-Tile Corporation and Unilin BVBA, is a leading producer of floor covering products for residential and commercial applications in the United States (“U.S.”) and residential applications in Europe. The Company is the second largest carpet and rug manufacturer and one of the largest manufacturers, marketers and distributors of ceramic tile, natural stone and hardwood flooring in the U.S., as well as a leading producer of laminate flooring in the U.S. and Europe. The Company is expanding its international presence through investments in Australia, China, Mexico and Russia. The Company has three reporting segments: the Mohawk segment, the Dal-Tile segment and the Unilin segment.

The Mohawk segment designs, manufactures, sources, distributes and markets its floor covering product lines, which include carpets, ceramic tile, laminate, rugs, carpet pad, hardwood and resilient, in a broad range of colors, textures and patterns for residential and commercial applications in both remodeling and new construction. The Mohawk segment markets and distributes its carpets, rugs, ceramic tile, laminate, hardwood and resilient under various brands. The Mohawk segment positions its products in all price ranges and emphasizes quality, style, performance and service. The Mohawk segment is widely recognized through its premier brand names, which include Mohawk®, Aladdin®, Mohawk ColorCenters®, Mohawk Floorscapes®, Portico®, Mohawk Home®, Bigelow®, Durkan®, Horizon®, Karastan®, Lees®, Merit® and SmartStrand®. The Mohawk segment markets and distributes soft and hard surface products through over 24,000 customers, which include independent floor covering retailers, home centers, mass merchandisers, department stores, commercial dealers and commercial end users. Some products are also marketed through private labeling programs. The Mohawk segment’s soft surface operations are vertically integrated from the extrusion of resin to the manufacturing and distribution of finished carpets and rugs.

The Dal-Tile segment designs, manufactures, sources, distributes and markets a broad line of ceramic tile, porcelain tile and natural stone products used in the residential and commercial markets for both remodeling and new construction. In addition, Dal-Tile sources, markets and distributes other tile related products. Most of the Dal-Tile segment’s ceramic tile products are marketed under the Dal-Tile® and American Olean® brand names and sold through independent distributors, home center retailers, individual floor covering retailers, ceramic specialists, commercial dealers and commercial end users. The Dal-Tile segment operations are vertically integrated from the production of raw material for body and glaze preparation to the manufacturing and distribution of ceramic and porcelain tile.

The Unilin segment designs, manufactures, sources, licenses, distributes and markets laminate and hardwood flooring used primarily in the residential market for both remodeling and new construction in Europe and the U.S. Unilin is one of the leaders in laminate flooring technology, having commercialized direct pressure laminate (“DPL”), a technology used in a majority of laminates today, and has developed the patented UNICLIC® glueless installation system and a variety of other new technologies, such as beveled edges, multiple length planks and new surface and finish features from which the company generates licensing revenue. Unilin sells its flooring products under the Quick-Step®, Columbia Flooring®, Century Flooring® and Mohawk brands through retailers, independent distributors and home centers. Unilin is one of the largest vertically-integrated laminate flooring manufacturers in the U.S. producing both laminate flooring and related high density fiberboard. In Europe, Unilin also produces roofing systems, insulation panels and other wood products. In 2011, Unilin began test marketing its Didit® click furniture line, a collection that can be assembled without any tools, in the United Kingdom with plans to introduce it to other geographic markets in the future.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, warrants, purchase contracts and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement and other offering material.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock, including our Restated Certificate of Incorporation, as amended, and Restated Bylaws, as amended, which we refer to as our Certificate of Incorporation and Bylaws, respectively, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Certificate of Incorporation and Bylaws. You should refer to, and read this summary together with, our Certificate of Incorporation and Bylaws to review all of the terms of our common stock that may be important to you.

Under our Certificate of Incorporation, we are authorized to issue a total of 150,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2011, we had 68,780,863 issued and outstanding shares of our common stock held by approximately 318 stockholders of record. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “MHK.”

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Our Certificate of Incorporation provides that our board of directors is divided into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors, with each class elected for staggered three-year terms expiring in successive years. Further, to amend, alter or repeal the provision of our Certificate of Incorporation related to the classification of the board of directors, our Certificate of Incorporation requires the approval of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of capital stock, voting together as a single class. Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. In addition, the holders of shares of our common stock are entitled to participate equally in dividends when our board of directors declares dividends on our common stock out of legally available funds. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities. No shares of our common stock have any preemptive, redemption or conversion rights, or the benefits of any sinking fund.

DESCRIPTION OF PREFERRED STOCK

The following summary describes generally some of the terms of preferred stock that we may offer from time to time in one or more series. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement and other offering material relating to that series of preferred stock along with any general provisions applicable to that series of preferred stock. The following description of our preferred stock, and any description of preferred stock in a prospectus supplement and other offering material, may not be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations, preferences and rights relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of the sale of the preferred stock. You should refer to, and read this summary together with, the applicable certificate of designations, preferences and rights and the applicable prospectus supplement and other offering material to review the terms of a particular series of our preferred stock that may be important to you.

Under our Certificate of Incorporation, our board of directors is authorized to issue, without further stockholder approval, up to 60,000 shares of preferred stock, $0.01 par value per share, in one or more series. For each series of preferred stock, our board of directors may determine whether such preferred stock will have voting powers. Our board of directors may also determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock we issue. Our board of directors will determine these terms by resolution adopted before we issue any shares of a series of preferred stock. As of the date of this prospectus, we have not designated or issued any series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

General

The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in one or more prospectus supplements relating to those debt securities and other offering materials we may provide.

The debt securities will be issued under an Indenture between us and a trustee to be entered into at or before the time of such offering. We refer to the form of Indenture, as may be supplemented from time to time, as the “Indenture.”

We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

The debt securities will be our direct general obligations and may be secured or unsecured.

The Indenture does not limit the amount of debt securities that we may issue. The Indenture allows us to reopen a previous issue of a series of debt securities and issue additional debt securities of that issue.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will effectively have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the company from such distribution) is junior to creditors of that subsidiary.

We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of units issued by us. All references in this prospectus, or any prospectus supplement to other amounts will include premium, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities.

Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

The prospectus supplement and other offering materials we may provide relating to the particular series of debt securities being offered will specify the particular terms of, and other information relating to, those debt securities.

Some of the debt securities may be issued as original issue discount debt securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we may provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the Indenture.

Holders may transfer debt securities in definitive bearer form by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Legal Ownership and Book-Entry Issuance” below.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Events of Default

The following are events of default under the Indenture with respect to any series of debt securities:

•	failure to pay any installment of interest on such series of debt securities when due and the continuance of such failure for 30 days;

•	failure to pay principal of, or premium, if any, on such series of debt securities when due;

•	failure to deposit any sinking fund payment with respect to such series of debt securities when due and the continuance of such failure for 30 days;

•

failure to observe or perform any other covenant or agreement in such series of debt securities or the Indenture and the continuance of such failure for 60 days after receipt by Mohawk of notice of such failure, specifying such failure and requiring the same to be remedied, from the trustee or holders of at least 25% of the principal amount of such series of debt securities outstanding;

•	certain events of bankruptcy, insolvency or reorganization of Mohawk; and

•	any other event of default we may provide for that series of debt securities.

If an event of default with respect to the outstanding debt securities of a particular series occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of such series of outstanding debt securities may declare the principal amount of such series of debt securities to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof will automatically become due and payable without any action by the trustee or any holder. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. However, at any time after an acceleration with respect to the debt securities of a particular series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.

If the principal or any premium or interest on any debt security is payable in a currency other than U.S. dollars and such currency is not available to Mohawk for making payment due to the imposition of exchange controls or other circumstances beyond Mohawk’s control, Mohawk is entitled to satisfy its obligations to holders of such debt securities by making such payment in U.S. Dollars in an amount equal to the U.S. Dollar equivalent of the amount payable in such other currency, as determined by the trustee as provided in the Indenture. Any payment made under such circumstances in U.S. Dollars where the required payment is in a currency other than U.S. Dollars will not constitute an event of default under the Indenture.

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

Other than with respect to a lawsuit for the payment of principal, premium, if any, and interest on any series of debt securities when due, the Indenture provides that no holder of such series of debt securities may institute any action against Mohawk under the Indenture without first complying with the conditions set forth in the Indenture.

Mohawk will furnish to the trustee an annual statement as to Mohawk’s performance of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waiver

Modifications and amendments of the Indenture with respect to any series of debt securities outstanding may be made by Mohawk and the trustee with the consent of holders of a majority in aggregate principal amount of such series, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the applicable series affected thereby:

•

extend the stated maturity date of the principal of, or any installment of principal of or interest on, any such debt security, or reduce the principal amount of or the rate (or extend the time for payment) of interest on, or any premium payable upon the redemption of, any such debt security;

•	reduce the amount of principal payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any such debt security;

•

reduce the percentage in aggregate principal amount of such series of outstanding debt securities, the consent of the holders of which is required for any amendment, supplemental indenture or waiver provided for in the Indenture;

•

modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of the series affected thereby;

•	cause any such debt security to become subordinate in right of payment to any other debt, except to the extent provided in the terms of such security; or

•

if such debt security provides that the holder may require us to repurchase or convert such debt security, impair such holder’s right to require repurchase or conversion of such debt security on the terms provided therein.

Mohawk and the trustee may also modify and amend the Indenture without the consent of any holder of debt securities in limited circumstances, such as clarifications and changes that would not adversely affect the holders.

The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive Mohawk’s compliance with certain restrictive provisions of the Indenture or such series of debt securities. The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive any past default under the Indenture, except a default in the payment of the principal of, or premium, if any, or interest on, such debt securities or in respect of any provision of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

Legal Defeasance and Covenant Defeasance

The Indenture provides that Mohawk may, at its option, elect to discharge its obligations with respect to any series of debt securities (“Legal Defeasance”). If Legal Defeasance occurs, Mohawk will be deemed to have paid and discharged all amounts owed under the applicable series of debt securities, and the Indenture will cease to be of further effect as to such series of debt securities, except that:

•

holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of debt securities, from the funds deposited for that purpose (as explained below);

•

Mohawk’s obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities of the applicable series;

•	the trustee will retain its rights, powers, trusts, duties, and immunities, and Mohawk will retain its obligations in connection therewith; and

•	other Legal Defeasance provisions of the Indenture will remain in effect.

In addition, Mohawk may, at its option and at any time, elect to cause the release of its obligations with respect to most of the covenants in the Indenture (“Covenant Defeasance”) with respect to any series of debt securities. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to Mohawk described under “Events of Default” will no longer constitute events of default with respect to such series of debt securities. Mohawk may exercise Legal Defeasance regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”) with respect to any series of debt securities:

(1) Mohawk must irrevocably deposit with the trustee, in trust, for the benefit of holders of the debt securities of such series, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to such series of debt securities, in amounts that will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the applicable series of debt securities on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such debt securities, a valid and perfected security interest in the obligations so deposited;

(2) in the case of Legal Defeasance, Mohawk must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

•	Mohawk has received from, or there has been published by, the Internal Revenue Service, a ruling, or

•	since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Mohawk must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4) no default or event of default with respect to such debt securities may have occurred and be continuing under the Indenture on the date of the deposit with respect to such series of debt securities (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit); in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5) the Legal Defeasance or Covenant Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (excluding the Indenture) to which Mohawk or any of its subsidiaries is a party or by which Mohawk or any of its subsidiaries is bound;

(6) Mohawk must deliver to the trustee an officers’ certificate stating that the deposit was not made by Mohawk with the intent of preferring the holders of such debt securities over any other creditors of Mohawk or the intent to hinder, delay or defraud any other of its creditors;

(7) the Legal Defeasance or Covenant Defeasance may not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless that trust is qualified, or exempt from regulation, under that Act; and

(8) Mohawk must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the applicable series of debt securities when due, then Mohawk’s obligations under the Indenture and such series of debt securities will be revived, and such Defeasance will be deemed not to have occurred.

Restrictive Covenants

We will describe restrictive covenants for any series of debt securities in the applicable prospectus supplement and other offering materials relating to such series of debt securities.

Consolidation, Merger, Conveyance, Transfer or Lease

Mohawk may not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, unless:

•

Mohawk is the surviving entity or, if not, the successor entity formed by such consolidation or into which Mohawk is merged or which acquires or leases Mohawk’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes Mohawk’s obligations with respect to the debt securities and under the Indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and

•	Mohawk has delivered to the trustee the certificates and opinions required under the Indenture.

Form, Exchange and Transfer

Mohawk will issue the debt securities only in fully registered form, without interest coupons. Unless provided otherwise in the prospectus supplement and the other offering materials relating to a particular series of debt securities, the debt securities will be issued in minimum denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of debt securities, but Mohawk may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith. If any series of the debt securities are to be redeemed in part, Mohawk will not be required to issue, register the transfer of or exchange such series of the debt securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing or to register the transfer of or exchange any debt securities so selected for redemption in part, except the unredeemed portion of any debt securities being redeemed in part.

Mohawk will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as it may prescribe, Mohawk will provide for the registration of the debt securities and registration of transfers of the debt securities. Mohawk initially will appoint the trustee at its corporate trust office as paying agent and registrar for the debt securities. Mohawk may vary or terminate the appointment of any paying agent or registrar, or appoint additional or other such agents or approve any change in the office through which any such agent acts. Mohawk will cause notice of any resignation, termination or appointment of the trustee or any paying agent or registrar, and of any change in the office through which any such agent will act, to be provided to holders of the debt securities.

The Trustee

All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities will be effected by the trustee or its agent at an office designated by the trustee at its corporate trust office.

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default under the Indenture, the trustee will exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity reasonably satisfactory to the trustee.

The Indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of Mohawk, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Mohawk or any of its affiliates. If the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Affiliates of the trustee may serve as agents and lenders under our credit facilities or engage in other transactions with us from time to time

Governing Law

New York law governs the Indenture and will govern the debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock or preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable and any other specific terms of the warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information By Reference.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS OR UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock and/or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock and/or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) stock purchase contracts and (b) warrants. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be secured or unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The description in the applicable prospectus supplement and other offering material of any stock purchase contracts or stock purchase units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract agreement, which will be filed with the SEC if we offer stock purchase contracts or stock purchase units. For more information on how you can obtain copies of the applicable purchase contract agreement if we offer stock purchase contracts or stock purchase units, see “Incorporation of Certain Information By Reference.” We urge you to read the applicable purchase contract agreement and any applicable prospectus supplement in their entirety.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts will be designated by the underwriters, dealers or agents with respect to the securities or by us if we directly offer and sell the securities. Ownership of global securities will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to ownership interests of participants) and records of the participants (with respect to ownership interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of global securities will not:

•	be entitled to have any of the individual securities of the series represented by such global security registered in their names;

•	receive or be entitled to receive physical delivery of any such securities in definitive form; and

•	be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of global securities for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

The information in this section concerning the depository and its book-entry systems has been obtained from sources that Mohawk believes to be reliable, but Mohawk takes no responsibility for the accuracy thereof.

RATIO OF EARNINGS TO FIXED CHARGES

The Company’s consolidated ratios of earnings to fixed charges for each of the five years ended December 31, 2011 are as follows:

	Years Ended December 31,
	2007	2008	2009		2010	2011
Ratio of Earnings to Fixed Charges (unaudited) (1)	4.1	*	*	*	2.1	2.4

(1)	Earnings are defined as the sum of earnings before income taxes, fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges are defined as interest expensed and capitalized plus interest within rent expense, which is estimated to be one-third of rent expense.
*	Due to a loss resulting from impairment of goodwill and intangible assets in 2008, the ratio was less than 1:1. The Company would need to generate additional earnings before income taxes of $1,273,848,000 to achieve a ratio of 1:1.
**	Due to warranty claims related to the performance of certain commercial carpet tile, the ratio was less than 1:1. The Company would need to generate additional earnings before income taxes of $76,805,000 to achieve a ratio of 1:1.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

VALIDITY OF THE SECURITIES

Alston & Bird LLP will pass upon the validity of any securities we offer by this prospectus and any prospectus supplement. If the validity of any securities is also passed upon by counsel for underwriters participating in an offering of securities offered by this prospectus and any prospectus supplement, the underwriters’ counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Mohawk Industries, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2,874,332 Shares

Common Stock

P R O S P E C T U S    S U P P L E M E N T

April 16, 2013